Exhibit 99.1

            Gexa Energy Reports Third Quarter 2003 Earnings

    HOUSTON--(BUSINESS WIRE)--Nov. 14, 2003--Gexa Energy Corp. (OTCBB:GEXC), one of the fastest-growing retail electric providers in Texas, reported today that it has filed its 10-QSB reflecting its third quarter 2003 operations and another consecutive quarter of profit and growth.
    During the nine months ended Sept. 30, 2003, we generated revenues of $78,126,575 from normal business operations, up 692% from the $9,866,214 in revenues generated in the same period a year ago. Our net income before taxes for the nine months was $4,657,881 compared to $660,670 last year, and our earnings per share for the nine-month period ending Sept. 30, 2003 were $0.39 compared to last year's results for the same period of $0.05 per share.
    Our third quarter 2003 revenues were $41,690,205 compared to $6,857,589 for third quarter 2002. Our net income before interest and taxes for third quarter 2003 was $3,651,083 compared to third quarter 2002 results of $572,377, and our basic earnings per share for third quarter 2003 were $0.29, compared to $0.05 for the same period in 2002.
    As of Sept. 30, 2003, we had over 50,000 active meter accounts utilizing in excess of 175 million kilowatt hours (kWh) per month. Our customer count continues to grow several thousand customers per month.
    On Sept. 30, 2003, the Company had current assets of $34,881,142 including cash and cash equivalents, accounts receivable and a current deferred tax asset. Our current liabilities at Sept. 30, 2003 were $25,913,551 including accrued costs of goods sold, trade payables and income taxes payable.
    About Gexa Energy: Gexa Energy is a Texas-based retail electric provider which entered the market as deregulation began on Jan. 1, 2002. The Company offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices and improved customer-friendly service.

    Forward-Looking Statements:

    Certain statements in this news release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.


    CONTACT: Gexa Energy, Houston
             Neil Leibman, 713-961-9399
             investors@gexaenergy.com
             www.gexaenergy.com